EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy to Acquire 14.9 Megawatt

Bridgeport Fuel Cell Park from Dominion Energy

•	Increases the Company’s generation portfolio to 26.1 megawatts
•	Fuel cell park is one of the largest producers of renewable energy credits in CT

DANBURY, CT -- November 5, 2018- - FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced that it has entered into an agreement to acquire the existing 14.9 megawatt fuel cell park in Bridgeport, CT from Dominion Energy. FuelCell Energy developed, constructed and commissioned the Bridgeport fuel cell park in December of 2013. FuelCell Energy has operated and maintained the plant under a service agreement with Dominion Energy since it was commissioned.

FuelCell Energy intends to own and operate the plant as part of its generation portfolio. The transaction is expected to:

•	Add annual revenue in excess of $15 million per year;
•	Deliver EBITDA margins in excess of 50%, and
•	Be accretive to FuelCell Energy’s earnings per share.

Under the terms of the agreement, FuelCell Energy will acquire 100% of the equity interest in Dominion Bridgeport Fuel Cell, LLC, the owner of the 14.9 MW project asset, whose parent is currently Dominion Energy.  This agreement is the result of a competitive bid process undertaken by Dominion Energy.

“The purchase of the Bridgeport fuel cell park project from Dominion Energy is strategically important for FuelCell Energy,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy, Inc. “We undertook the construction of this project in 2012 with the support of Dominion Energy, leading to substantial benefits for numerous stakeholders.”

Mr. Bottone continued, “Having been the operator of the Bridgeport fuel cell park for the past five years, we are uniquely positioned to acquire and benefit from this established project. This important acquisition will materially accelerate our strategy to retain generation assets and to benefit from their financial profile of consistent revenues, operating profits and cash generation. Lastly, I would like to acknowledge the continued support of the Connecticut Green Bank who supported us five years ago in the construction of this project, and is playing a key role in financing this acquisition.”

Total cash consideration to be paid is $36.6 million. FuelCell Energy expects to fund the acquisition with a combination of third party financing and $15 million of restricted cash on hand that is tied to the project and would be released at closing. Financing for this acquisition is expected to include a term lender and the Connecticut Green Bank, who also participated in the initial financing of the construction of the project. The closing of this transaction is expected to happen on or before December 31, 2018, subject to customary closing conditions and contingencies including closing third party financing.

“We were excited to play an integral part in this project since its inception, development, and commissioning, and are equally thrilled to have the opportunity to help FuelCell Energy purchase the project,” said Bryan Garcia, President and CEO of the Connecticut Green Bank.  “This project is important to the Connecticut Green Bank as it uses a technology manufactured in our state which creates jobs, is located on a remediated brownfield in an industrial zone, is helping our largest city with economic development through private investment in green energy, and is reducing greenhouse gas emissions that cause climate change.  The fuel cell park is one of the largest in the world bringing reliable and resilient power to our electric grid.”

This acquisition will bring Fuel Cell Energy’s generation portfolio to 26.1 MW, which coupled with 83 MW of new project awards and backlog, provides a line of sight to achieving the company’s long-term generation portfolio milestone of 60 MW.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	Contact: FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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